Exhibit 99.1

Press Contact

Mark Plungy

Director, Global Public Relations

+1 (650) 424-5630

mark.plungy@varian.com

Helen Yang

Manager, Greater China Public Relations

+86 (10) 87836354

helen.yang@varian.com

Investor Relations Contact

J. Michael Bruff

Senior Vice President, Investor Relations

+1 (650) 424-5163

investors@varian.com

Varian Expects to Benefit from Linear Accelerator

Tariff Exclusion in China

PALO ALTO, Calif. and Beijing, China — September 11, 2019 — Varian (NYSE: VAR) has received notice from the Customs Tariff Commission of the State Council of China that medical linear accelerators are excluded from the additional tariffs China imposed on US products that began on August 23, 2018. The exclusion is retroactive, and the company expects to be eligible for a refund from tariffs that have been levied since the additional tariffs were implemented. The exemption will become effective on September 17, 2019.

“We are grateful for the China government’s determination to fight cancer and its recognition of the positive impact of radiotherapy treatments,” said Dow Wilson, president and chief executive officer, Varian. “Varian envisions a world without fear of cancer, and we are committed to empowering our users to achieve new victories against cancer with our cancer care solutions. The exemption allows us to continue to focus on the fight against cancer.”

Varian is in its quiet period but will evaluate if further comments are necessary after completing its assessment of the impact of this exclusion, including the timing and process for any refunds. The company’s fiscal year 2019 earnings conference call is scheduled for Wednesday, October 23, 2019 at 1:30pm Pacific Time.

About Varian

At Varian (NYSE: VAR), we envision a world without fear of cancer. For more than 70 years, we have developed, built and delivered innovative cancer care technologies and solutions for our clinical partners around the globe to help them treat millions of patients each year. With an Intelligent Cancer Care approach, we are harnessing advanced technologies like artificial intelligence, machine learning and data analytics to enhance cancer treatment and expand access to care. Our 9,200 employees across 70 countries keep the patient and our clinical partners at the center of our thinking as we power new victories in cancer care. Because, for cancer patients everywhere, their fight is our fight. For more information, visit http://www.varian.com and follow @VarianMedSys on Twitter.

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